                  APOGENT TECHNOLOGIES INC. ANNOUNCES PRICING
           OF SENIOR CONVERTIBLE CONTINGENT DEBT SECURITIES (CODES(SM))

PORTSMOUTH, NH (October 4, 2001): Apogent Technologies Inc. (NYSE: AOT), a leading manufacturer of clinical diagnostics and life science instruments and consumables, announced today that it has priced $250 million of senior contingent convertible debt securities (CODES) due 2021. In addition, the company has granted the initial purchasers an option to purchase an additional $50 million of CODES. Apogent's obligations will be guaranteed by certain of its U.S. subsidiaries. The securities are convertible, subject to certain conditions, into common stock at an initial price of $30.49 per share, reflecting a conversion premium of 32% from Apogent's closing price, today, on the New York Stock Exchange of $23.10.

Apogent will use the net proceeds from the sale of the CODES to repay outstanding indebtedness and for other general corporate purposes.

The CODES, the guarantees, and the common stock issuable upon conversion of the CODES have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act of 1933. Unless so registered, the CODES, the guarantees and the common stock issued upon conversion of the CODES may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offer of the securities will be made only by means of a private offering memorandum to qualified institutional buyers.